Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

RCS Capital Corporation
New York, New York

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated February 24, 2014, relating to the combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries, which are contained in that proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

BDO USA, LLP

Raleigh, North Carolina
March 24, 2014